Exhibit 1.1

ARTICLES OF ASSOCIATION

OF

SINOPEC BEIJING YANHUA PETROCHEMICAL

COMPANY LIMITED

Table of Contents

Chapter 1:	General Provisions	1
Chapter 2:	Objects and Scope of Business	3
Chapter 3:	Shares and Registered Capital	4
Chapter 4:	Reduction Of Capital And Repurchases Of Shares	7
Chapter 5:	Financial Assistance for Acquisition of the Company's Shares	10
Chapter 6:	Share Certificates and Register of Shareholders	12
Chapter 7:	Rights And Obligations Of Shareholders	17
Chapter 8:	Shareholders' General Meetings	20
Chapter 9:	Special Procedures For Voting By Class Shareholders	30
Chapter 10 :	Board of Directors	33
Chapter 11:	Secretary of the Board of Directors	38
Chapter 12:	General Manager of the Company	38
Chapter 13:	Board of Supervisors	40
Chapter 14:	Qualifications And Obligations Of Directors, Supervisors, General Manager, Deputy General Managers And Other Senior Officers Of The Company	42
Chapter 15:	Financial Accounting System And Profit Distribution	50
Chapter 16:	Appointment of Auditor	55
Chapter 17:	Insurance	58
Chapter 18:	Labour and Human Resources	58
Chapter 19:	Labour Union Organization	59
Chapter 20:	Merger And Division Of The Company	59
Chapter 21:	Dissolution And Liquidation Of The Company	60
Chapter 22:	Procedures for Amending the Articles	63
Chapter 23:	Resolution of Disputes	64
Chapter 24:	Miscellaneous	65

ARTICLES OF ASSOCIATION

OF

SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED

Chapter 1: General Provisions

Article 1

This Company (the “Company”) is a joint-stock limited company established under “The Company Law of the People’s Republic of China” (the “Company Law”), “State Council’s Special Regulations concerning the Overseas Offering and Listing of Shares by Joint- Stock Limited Companies” (the “Regulations”), and other relevant laws and administrative regulations of the People’s Republic of China (“PRC”).

The Company, having been approved by the State Commission for Restructuring the Economic System of the PRC (Ti Gai Sheng [1997] No. 52) and established by way of the promoter method, was registered with the State Administration for Industry and Commerce in Beijing Municipality on April 23, 1997. The business registration number of the Company is: 1100001510105(2-2).

The promoter of the Company is Sinopec’s Beijing Yanshan Petrochemical Corporation.

Article 2

The Company’s registered name in Chinese is: and in English is SINOPEC BEIJING YANHUA PETROCHEMICAL COMPANY LIMITED.

Article 3

The Company’s residence is: No.1 Ying Feng Erli Bei Ce, Yanshan, Fangshan District, Beijing, China.

                                                                             Telephone:       (010) 6934-5924

                                                                             Facsimile:         (010) 6934-5448

Article 4

The chairman of the board of directors is the legal representative of the Company.

Article 5

The Company is a joint-stock limited company enjoying perpetuity.

Article 6

The Company convened a shareholders’ meeting on June 27, 2003 at which the articles of association passed at the Company’s shareholders’ meeting on June 6, 2002 (the “Original Articles of Association”) were revised and formulated the Company’s Articles of Association (the “Articles”) pursuant to the Company Law, the Regulations, the “Mandatory Provisions for Articles of Association of Companies Listing Overseas” (the “Mandatory Provisions”) and relevant laws and administrative regulations.

Article 7

Registration procedures for the Original Articles of Association have already been completed with the Company’s registration authority on which date they took effect. These Articles shall take effect upon approval of the approval authority, authorized by the State Council, and the State Council Securities Commission. After the Articles take effect, the Original Articles of Association shall be replaced by the Articles.

The Company shall handle all changes in legal registration which result from the revision of the Articles within the period stipulated by law and regulations.

Article 8

From the day on which the Articles (which expression shall include the Articles as amended or substituted from time to time) take effect, the Articles shall constitute a legally binding document governing the organization and conduct of the Company, and the rights and obligations between the Company and its shareholders, and of the shareholders inter se.

Article 9

The Articles shall be binding on the Company and its shareholders, directors, supervisors, general manager, deputy general manager(s) and other senior officers. These persons may, pursuant to the Articles, make claims relating to the affairs of the Company.

Pursuant to the Articles, shareholders may make claims against the Company; the

Company may make claims against shareholders; shareholders may make claims against other shareholders; and shareholders may make claims against directors, supervisors, the general manager, deputy general manager(s) and other senior officers of the Company.

In this Article, “claims” include legal proceedings in court and arbitration proceedings.

Article 10

The Company may invest in other limited-liability companies or joint-stock limited companies. Its liability towards an invested company shall be limited to the extent of its investment amount.

Upon approval by the relevant state regulatory authorities, the Company may operate as a holding company, pursuant to Article 12(2) of the Company Law.

Article 11

Subject to the provisions of applicable laws and executive regulations of the PRC, the Company is empowered to raise or borrow money including, without limitation, by the issue of bonds, and to mortgage or charge its undertaking or property or any part thereof, and to provide guarantees or give security for the obligations of any third party (including, without limitation, the Company’s subsidiaries or associated companies).

Chapter 2: Objects and Scope of Business

Article 12

The business objective of the Company is to establish and operate a chemical industrial company using petroleum as its raw material and to develop into one of the leading nationally and internationally renowned petrochemical companies; to expand technological development and enhance product structure; to produce a range of high-quality petrochemical products; to implement advanced scientific management and applied active operational strategies to ensure that all shareholders obtain reasonable benefits.

Article 13

The business scope of the Company shall be in accordance with the items approved by the authority for the registration of companies.

The main business scope of the Company shall include: development, production, processing and sale of synthetic rubber, plastics, polyester, basic organic chemicals, fine chemical industrial products and by-products; purchasing, shipment and storage of raw materials, auxiliary materials, equipment and instruments; developing, transferring and consulting on technology relating to the application of petrochemicals, fine chemical industrial products and other products.

The side business scope of the Company shall include: food service business, labour services and other businesses relating to the main and side business activities of the Company.

Article 14

Upon approval of the relevant state approval authority, the Company can restructure its business scope, direction or method of investment based on domestic and international market trends, domestic and foreign business needs and the Company’s capacity for development.

Chapter 3: Shares and Registered Capital

Article 15

The Company shall have ordinary shares at all times. Upon obtaining approval of the relevant approval authority authorized by the State Council, the Company may, depending on its requirements, issue other classes of shares.

Article 16

Shares issued by the Company shall have a par value of Renminbi one (1) yuan each.

Article 17

The Company may, upon obtaining approval from the State Council securities regulatory authorities, issue shares to domestic investors and overseas investors.

In this Article “domestic investors” means investors in the PRC who subscribe for shares issued by the Company, and “overseas investors” means investors in foreign countries and in Hong Kong, Macau and Taiwan who subscribe for shares issued by the Company.

Article 18

Shares issued by the Company to domestic investors for subscription in Renminbi are referred to as “domestic invested shares”. Shares issued by the Company to overseas investors for subscription in foreign currencies are referred to as “foreign invested shares”. Foreign invested shares which are listed outside the mainland are referred to as “overseas listed foreign invested shares”.

In this Article “foreign currencies” means the legal currencies of countries and territories which are recognized by the state foreign exchange authorities, excluding Renminbi, and which can be used to pay companies for shares.

Article 19

Overseas listed foreign invested shares issued by the Company and listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) are referred to as H shares. H shares are denominated in RMB and subscribed for and traded in Hong Kong dollars.

Article 20

Upon approval by the regulatory authority for the examination and approval of companies authorised by the State Council, the Company may issue up to a total amount of 3,374,000,000 shares (not including shares issued pursuant to the exercise of an over-allotment option). At the time of the Company’s establishment the promoter was issued 2,362,000,000 shares representing 70 per cent of the total shares which the Company may issue. In the event that the over-allotment option is exercised, the maximum number of shares which the Company may issue may not exceed 3,525,800,000 shares of which the shares issued to the promoter shall constitute 67% of the total number of shares which may be issued by the Company.

Article 21

The Company shall make an increase of capital after its establishment by issuing up to 1,012,000,000 overseas listed foreign invested shares, representing 30 per cent of the shares which the Company may issue (not including shares issued pursuant to the exercise of an over-allotment option).

Upon the increase of capital by issuing overseas listed foreign invested shares as referred to in the preceding paragraph, the share structure of the Company shall be as follows: 3,374,000,000 shares, of which 2,362,000,000 shares are held by the promoter, and 1,012,000,000 shares are held by holders of overseas listed foreign invested shares.

Where an over-allotment option is exercised, the Company may initially increase its capital by issuing shares, being overseas listed foreign invested shares, which may not exceed 1,163,800,000 in number constituting 33% of the total number of shares which may be issued by the Company.

Upon the increase of capital by issuing the shares referred to in the preceding paragraph, the share structure of the Company shall be as follows: 3,525,800,000 shares, of which 2,362,000,000 are held by the promoter, and 1,163,800,000 shares are held by holders of overseas listed foreign invested shares.

Article 22

Where the Company’s resolution for issuing overseas listed foreign invested shares or domestic invested shares has been approved by the State Council securities regulatory authorities, the board of directors may arrange for these shares to be issued separately.

The Company’s plans for the separate issues of overseas listed foreign invested shares and domestic invested shares may be respectively implemented within 15 months from the date of the approval by the State Council Securities Commission.

Article 23

Overseas listed foreign invested shares and domestic invested shares constituting the total number of shares the Company has resolved to issue are required to be fully subscribed in their offerings; under special circumstances where they cannot be fully subscribed in their offerings and with the approval of the State Council Securities Commission, the shares may be issued by installments.

Article 24

The registered capital of the Company shall be 3,374,000,000 yuan (not including the registered capital arising as a result of the exercise of an over-allotment option).

Article 25

The Company may, depending on its business and development requirements, increase its capital pursuant to the approval required under the relevant provisions of the Articles.

The Company may increase its capital by way of:

(1)	offering new shares to non-specific investors;

(2)	offering new shares to existing shareholders;

(3)	allotting bonus shares to existing shareholders; and

(4)	other methods permitted under PRC laws and regulations.

Where the Company proposes to increase its capital by issuing new shares, it shall seek approval under the relevant provisions of the Articles, and then conduct the matter according to the laws and regulations of the PRC.

Article 26

Unless otherwise provided by law or administrative regulations, the shares of the Company may be freely transferred clear of any lien.

Chapter 4: Reduction Of Capital And Repurchases Of Shares

Article 27

The Company may reduce its registered capital in accordance with the provisions of the Articles.

Article 28

When the Company proposes to reduce its registered capital, it must draw up a balance sheet and inventory of assets.

The Company shall notify its creditors within 10 days of the date of the resolution authorising the reduction of capital, and publish a public notice in newspapers at least three times within 30 days of that date. Creditors shall, within 30 days of receiving the notice or 90 days of the first publication of the public notice (for those who have not received a notification), have the right to require the Company to settle its debts or to offer corresponding guarantees for their settlement.

The registered share capital of the Company following the reduction of capital shall not fall below the minimum statutory requirement.

Article 29

In the following circumstances, the Company may repurchase its own issued shares subject to a resolution passed in accordance with the provisions of the Articles and with the approval of the relevant state regulatory authorities:

(1)	to cancel shares by way of reduction of capital;

(2)	to merge with another company which holds the Company’s shares; and

(3)	other circumstances permitted by laws and administrative regulations.

Article 30

The Company may, with the approval of the relevant state regulatory authorities for the share repurchase, carry it out by one of the following methods:

(1)	an offer to repurchase made to all shareholders in equal proportions;

(2)	repurchase through open transactions on a securities exchange; or

(3)	repurchase through off-market agreements outside a securities exchange.

Article 31

Where the Company proposes to repurchase its shares through an off-market agreement outside a stock exchange, it must seek the prior approval of the shareholders’ general meeting under the relevant provisions of the Articles. The Company may, however, rescind or vary a contract so entered into by the Company or waive any of its rights thereunder with the prior approval by the shareholders’ general meeting obtained in the same manner.

In this Article a “contract for the repurchase of shares@ includes (without limitation) an agreement to become obliged to repurchase shares or to acquire the right to repurchase shares.

The Company shall not assign a contract to repurchase its own shares or any rights provided thereunder.

Article 32

After the Company has repurchased its shares according to law, the Company shall, within the period stipulated by law, cancel that portion of shares, and apply to the authority for companies’ registration with which it was originally registered to amend the registration as to registered capital, and make a public announcement to this effect.

The amount of the Company’s registered capital shall be reduced by the par value of the shares cancelled.

Article 33

Except where the Company is in the course of liquidation, it must comply with the following provisions in repurchasing its own issued shares.

(1)	Where the Company repurchases its shares at their par value, the amount of the total par value shall be deducted from the Company’s distributable profits or out of the proceeds of a fresh issue of shares made for that purpose.

(2)	Where the Company repurchases its shares at a premium, an amount equivalent to their total par value shall be deducted from the distributable profits of the Company or out of the proceeds of a fresh issue of shares made for that purpose. Payment of the portion in excess of their par value shall be effected as follows:

(i)	if the shares being repurchased were issued at their par value, payment shall be made out of distributable profits of the Company;

(ii)	if the shares being repurchased were issued at a premium, payment shall be made out of distributable profits of the Company or the proceeds of a fresh issue of shares made for that purpose, provided that the amount paid out of the proceeds of the fresh issue may not exceed the aggregate of premiums received by the Company on the issue of the shares repurchased or the current balance of the Company’s capital common reserve account (inclusive of the premiums from the fresh issue).

(3)	Payment by the Company in consideration for:

(i)	the acquisition of rights to repurchase shares of the Company;

(ii)	the variation of any contract to repurchase shares of the Company;

(iii)	the release of any of the Company’s obligations under any contract to repurchase shares of the Company,

shall be made out of the Company’s distributable profits.

(4)	To the extent that shares are repurchased out of an amount deducted from the distributable profits of the Company, the amount of the Company’s registered capital reduced under the relevant requirements shall be transferred to the Company’s capital common reserve account.

Chapter 5: Financial Assistance for Acquisition of the Company’s Shares

Article 34

The Company and its subsidiaries shall not at any time give financial assistance in any way to any person acquiring or proposing to acquire shares in the Company. Persons acquiring shares in the Company include those who have incurred, directly or indirectly, any liability for the purpose of acquiring shares in the Company. The Company or its subsidiaries shall not at any time give financial assistance in any way to the person who has incurred such liability for the purpose of reducing or discharging that liability.

This Article is not applicable to the circumstances described in Article 36.

Article 35

In this Chapter, “financial assistance” includes (without limitation) the following:

(1)	financial assistance given by way of gift;

(2)	financial assistance given by way of guarantee (including the provision of an undertaking or property to secure the performance of obligations by the obliger) or indemnity, other than an indemnity in respect of the Company’s own neglect or default, or by way of release or waiver;

(3)	financial assistance given by way of a loan or any other agreement under which the obligations of the Company are to be fulfilled before the obligations of another party to the agreement, or by the novation of, or the assignment of rights arising under, the aforesaid loan or agreement;

(4)	any other form of financial assistance given by the Company when the Company is insolvent or has no net assets or when its net assets would thereby be reduced to a material extent.

In this Chapter, “incurring a liability” includes the incurring of a liability by making an agreement or arrangement (whether enforceable or unenforceable, and whether made on one’s own account or jointly with any other person) or through changing one’s financial position by any other means.

Article 36

The following activities shall not be treated as being prohibited by Article 34:

(1)	the provision of financial assistance truthfully for the benefit of the Company and the main purpose of the financial assistance is not for the purchase of shares in the Company, or the financial assistance is an incidental part of an overall plan of the Company;

(2)	a lawful distribution of the Company’s assets by way of dividend lawfully declared;

(3)	an allotment of bonus shares by way of dividend;

(4)	a reduction of registered capital, a repurchase of shares or a reorganisation of the share structure pursuant to the Articles;

(5)	the lending of money by the Company in the ordinary course of its business, where the lending of money is part of the scope of business of the Company (but only if the Company has net assets which are not thereby reduced or, to the extent that those assets are thereby reduced, if the assistance is provided out of the Company’s distributable profits);

(6)	the provision of money by the Company for contributions to employees’ share schemes (but only if the Company has net assets which are not thereby reduced or, to the extent that those assets are thereby reduced, if the assistance is provided out of the Company’s distributable profits).

Chapter 6: Share Certificates and Register of Shareholders

Article 37

The Company’s share certificates shall be in registered form.

A share certificate shall specify the following principal items:

(1)	the name of the Company;

(2)	the date of incorporation of the Company;

(3)	the class of share, the par value and the number of shares represented;

(4)	the serial number of the certificate;

(5)	other matters required to be specified by the securities exchange on which such shares represented by the certificate are listed.

Article 38

Share certificates shall be signed by the chairman of the Company’s board of directors. Where the signatures of other senior officers of the Company are required by the securities exchange(s) on which the Company’s shares are listed, the share certificates shall also be signed by those senior officers. The shares shall take effect upon affixing the Company’s seal or special securities seal or by printing it thereon with the authority of the board of directors. The signatures of the chairman of the Company’s board of directors and senior officers of the Company appearing on the shares may also be in printed form.

Article 39

The Company shall keep a register of shareholders containing the following particulars:

(1)	the name, address (residence) and occupation or nature of each shareholder;

(2)	the class and quantity of shares held by each shareholder;

(3)	the amount paid or payable on the shares of each shareholder;

(4)	share certificate numbers of the shares held by each shareholder;

(5)	the date on which each shareholder was registered as a shareholder;

(6)	the date on which each shareholder ceased to be a shareholder.

The register of shareholders shall be sufficient evidence of a shareholder’s shareholding in the Company, unless there is evidence to the contrary.

Article 40

The Company may, pursuant to any understanding or agreement reached between the State Council securities regulatory authorities and overseas securities regulatory authorities, keep the original of the register of the holders of overseas listed foreign invested shares in any place outside the PRC, and entrust its administration to an overseas agent. The Company shall maintain a duplicate of this register at the address of the Company; the entrusted overseas agent shall ensure that the original and duplicate copies of the register of holders of overseas listed foreign invested shares are consistent at all times.

The place at which the original register of holders of overseas listed foreign invested shares listed on the Hong Kong Stock Exchange shall be kept shall be Hong Kong.

Where the original and duplicate copies of the register of overseas listed shareholders are not consistent, the original copy shall prevail.

Article 41

The Company shall have a complete register of shareholders.

The register of shareholders shall comprise the following parts:

(1)	a part maintained at the Company’s legal address consisting of portions other than that required under paragraphs (2) and (3) of this Article;

(2)	the register(s) of holders of overseas listed foreign invested shares maintained at the place of the securities exchange(s) on which the shares are listed; and

(3)	any such parts maintained in such other places as the board of directors may deem necessary for listing purposes.

Article 42

Different parts of the register of shareholders shall not overlap. No transfer of any shares registered in any part of the register shall, during the continuance of that registration, be registered in any other part of the register.

Transfers and other documents relating to or affecting the title to any H Share shall be registered with the Company (in the part of the register of shareholders maintained in Hong Kong pursuant to Article 41(2)) or, where relevant, the overseas agent referred to in Article 40.

All fully paid H Shares may be transferred freely in accordance with the Articles provided that the board of directors may without assigning any reason therefor decline to recognise any instrument of transfer, unless:

(1)	a fee in the sum of two point five (2.5) Hong Kong dollars or such higher sum then agreed by the Hong Kong Stock Exchange is paid to the Company in respect of the registration of any transfer in the title of the shares to which it relates or for the alteration in the title of such shares or other documents;

(2)	the instrument of transfer is in respect of H Shares;

(3)	the stamp duty payable in respect of such instrument of transfer has been paid;

(4)	share certificates or other evidence as the board of directors may reasonably require to prove the right of the transferor to make the transfer shall be provided;

(5)	if the intended transfer is to joint transferees, the number of joint transferees must not exceed four (4);

(6)	the relevant shares are free from any lien of the Company.

Any change or alteration to the various parts of the register of shareholders shall be conducted in accordance with the laws of the place where such part of the shareholders’ register is maintained.

If the Company refuses to register a transfer it shall within 2 months after the date on which the transfer was lodged with the Company send to the transferor and the transferee notice of the refusal.

Any holder of foreign invested shares may transfer all or any of such shares by written or mechanically executed instrument of transfer in any form commonly in use in the place where they are listed.

Article 43

Transfers may not be entered in the register of shareholders 30 days before the date of a shareholders’ meeting or 5 days before the record date set for the purpose of distribution of dividends.

Article 44

For the purposes of convening a shareholders’ meeting, distributing dividends, liquidation or other activities requiring the determination of who is a shareholder, the board of directors shall designate a day to be the record date. Shareholders whose names appear on the share register at the end of that day are the shareholders of the Company.

Article 45

Any person who challenges the information set out in the share register by requiring his (its) name to be entered in or removed from the share register may apply to a court of competent jurisdiction for rectification of the share register.

Article 46

Any person who is a registered holder of shares in the Company or who claims to be entitled to have his name entered in the register of shareholders in respect of shares in the Company may, if it appears that the certificate relating to the shares (the “original certificate”) is lost, apply to the Company for a new certificate in respect of such shares (the “relevant shares”).

Where holders of domestic invested shares have lost their share certificates and apply for their replacement, the matter shall be dealt with under the provisions of Article 150 of the Company Law.

Where holders of foreign invested shares have lost their share certificates and apply for their replacement, the matter may be dealt with in accordance with the laws, securities exchange rules and other relevant requirements of the place at which the original register of holders of overseas listed foreign invested shares is kept.

The issue of replacement certificates to holders of H Shares shall comply with the following requirements.

(1)	The applicant shall submit an application to the Company in the prescribed form accompanied by a notarial certificate or a statutory declaration stating the grounds upon which the application is made, the circumstances for such loss and the evidence thereof, and that no other person shall be entitled to enter his name on the register of shareholders in respect of the relevant shares.

(2)	No statement has been received by the Company from a person other than the applicant for having his name registered as holder of the relevant shares before the Company came to a decision to issue the replacement certificate.

(3)	The Company shall, if it decides to issue a replacement certificate, publish a notice of its intention in such newspapers or periodicals as may be prescribed by the board of directors. The publication must be made at least once every 30 days in a period of 90 days.

(4)	The Company shall, prior to publication of its notice of intention to issue a replacement certificate, deliver to the securities exchange on which the relevant shares are listed a copy of the notice to be published. The notice may be published upon receiving confirmation from such securities exchange that the notice has been exhibited at its premises, it being a condition that such exhibition shall be for a period of 90 days.

In the case of an application made without the consent of the registered holder of the relevant shares, the Company shall send by post a photocopy of the notice to be published to such registered shareholder.

(5)	If, by the expiration of the 90-day periods referred to in paragraphs (3) and (4) of this Article, the Company has not received notice of any other claim in respect of the relevant shares, the Company may issue a replacement certificate in accordance with the applicant’s request.

(6)	Where the Company issues a replacement certificate under this Article, it shall forthwith cancel the original certificate and enter the cancellation and issue in the register of shareholders accordingly.

(7)	All expenses relating to the cancellation of an original certificate and the issue of a replacement certificate by the Company shall be borne by the applicant. The Company may refuse to take any action until reasonable security is provided by the applicant.

Article 47

Where the Company issues a replacement certificate in accordance with the Articles, the name of a bona fide purchaser of the replacement certificate issued or of a person who is subsequently registered as a shareholder owning the shares to which the certificate relates, shall not be removed from the register of shareholders.

Article 48

The Company shall not be liable for any damages sustained by any person by reason of the cancellation of the original certificate or the issuance of the replacement certificate, unless the claimant proves that the Company had acted deceitfully.

Chapter 7: Rights And Obligations Of Shareholders

Article 49

A shareholder of the Company is a person who lawfully holds the shares of the Company and who has had his name entered in the register of shareholders.

Shareholders enjoy rights and have obligations according to the class and amount of shares held by them. Shareholders holding shares of the same class of shares enjoy equal rights and have equal obligations.

Holders of domestic invested shares and foreign invested shares are holders of ordinary shares of the Company and have the same obligations and entitlements, except as otherwise provided in these Articles.

Article 50

Holders of shares of the Company enjoy the following rights:

(1)	to collect dividends and other distributions according to the number of shares held by them;

(2)	to attend or appoint proxies to attend shareholders’ meetings and to exercise voting rights;

(3)	to supervise the management of the business operations of the Company and to make recommendations or enquiries;

(4)	to transfer shares in accordance with laws, regulations and the Articles;

(5)	to obtain relevant information in accordance with the provisions of the Articles, which shall include:

(i)	the right to a copy of the Articles upon payment of a charge to cover costs;

(ii)	the right to inspect and copy after payment of such reasonable charges:

(a)	all parts of the register of shareholders;

(b)	personal particulars of directors, supervisors, general manager, deputy general managers and other senior officers as follows:

(b.1)	present forename and surname and any former forename or surname and any aliases;

(b.2)	principal address (residence);

(b.3)	nationality;

(b.4)	full-time and all other part-time occupations and duties;

(b.5)	identity documents and their relevant numbers;

(iii)	state of the Company’s share capital;

(iv)	reports showing in respect of each class of shares repurchased by the Company since the end of the last financial year, the aggregate par value, the number and the maximum and minimum price paid for the shares repurchased; and

(v)	minutes of shareholders’ meetings;

(6)	upon termination or liquidation of the Company, the right to participation in the distribution of the Company’s remaining assets in proportion to the shares held by them; and

(7)	other rights conferred by the Articles and relevant laws and regulations.

Article 51

Holders of ordinary shares of the Company have the following obligations:

(1)	to comply with the Articles;

(2)	to pay subscription moneys according to the amount of shares subscribed by them and the method of subscription;

(3)	to undertake further obligations imposed by laws, regulations and the Articles.

A shareholder is not liable to make further contribution to share capital other than as agreed by the subscriber of the relevant shares on subscription.

Article 52

In addition to obligations imposed by law, administrative regulations or required by the securities exchange(s) on which shares of the Company are listed, a controlling shareholder (as defined in the following Article) shall not exercise his voting rights in a manner prejudicial to the interests of the shareholders generally or of some of the shareholders of the Company:

(1)	to relieve a director or supervisor of his duty to act honestly in the best interests of the Company;

(2)	to approve the expropriation by a director or supervisor (for his own benefit or for the benefit of another person), in any guise, of the Company’s assets, including without limitation, opportunities which are advantageous to the Company; or

(3)	to approve the expropriation by a director or supervisor (for his own benefit or for the benefit of another person) of the individual rights of other shareholders, including without limitation, rights to distributions and voting rights, save and except where it was done pursuant to a restructuring submitted to and approved by the shareholders’ general meeting in accordance with these Articles.

Article 53

In the previous Article, “controlling shareholder” means a person who satisfies any one of the following conditions:

(1)	he alone or acting in concert with others has the power to elect more than half of the board of directors;

(2)	he alone or acting in concert with others has the power to exercise or to control the exercise of 30 per cent or more of the voting rights in the Company;

(3)	he alone or acting in concert with others holds 30 per cent or more of the issued and outstanding shares of the Company;

(4)	he alone or acting in concert with others in any other manner has de facto control of the Company.

Article 54

Subject to relevant laws and regulations, if the Company issues preferred shares, the rights and obligations of such shareholders (including voting rights, if any) will be decided upon by the shareholders at general meeting.

Chapter 8: Shareholders’ General Meetings

Article 55

The shareholders’ general meeting is the organ of power of the Company. It shall exercise its functions and powers according to law.

Article 56

The shareholders’ general meeting shall exercise the following powers:

(1)	to decide on the Company’s business policies and investment plans;

(2)	to elect and replace directors and to decide on matters relating to remuneration of directors;

(3)	to elect and replace those supervisors who shall according to the Articles be appointed from amongst the shareholders’ representatives, and to decide on matters relating to the remuneration of supervisors;

(4)	to consider and approve reports of the board of directors;

(5)	to consider and approve reports of the board of supervisors;

(6)	to consider and approve the Company’s annual financial budget and final accounts;

(7)	to consider and approve the Company’s profit distribution proposals and proposals for making up losses;

(8)	to resolve on the increase or reduction of the Company’s registered capital;

(9)	to resolve on matters such as merger, division, dissolution and liquidation of the Company;

(10)	to resolve on the issuance of debentures by the Company;

(11)	to resolve on the appointment, removal or non-renewal of the services of an auditor for the Company;

(12)	to amend the Articles;

(13)	to consider any proposals made by shareholders representing five (5) per cent or more of the shares carrying the right to vote;

(14)	may authorize or entrust to the board of directors those matters which may be so authorized or entrusted; and

(15)	to pass resolutions on other matters which are required by laws, administrative regulations and the Articles to be resolved by the shareholders’ general meeting.

Article 57

The Company shall not enter into any contract with any person other than a director, supervisor, general manager or other senior officer of the Company whereby the management and administration of the whole or any substantial part of any business of the Company is to be handed over to such a person without the prior approval of shareholders in a general meeting.

Article 58

Shareholders’ general meetings can be annual general meetings or extraordinary general meetings. Shareholders’ general meetings shall be convened by the board of directors. The annual general meeting shall be convened once a year, and shall take place within 6 months of the end of the previous financial year.

The board of directors shall convene an extraordinary general meeting within 2 months after the occurrence of any one of the following circumstances:

(1)	where the number of directors falls short of the number stipulated in the Company Law or is below two-thirds of the number required by the Articles;

(2)	where the accrued losses of the Company amount to one-third of its total share capital;

(3)	where shareholders holding ten per cent or more of the Company’s issued shares carrying the right to vote make a request in writing to convene an extraordinary general meeting; and

(4)	where the board of directors considers it necessary or where the board of supervisors proposes to convene such a meeting.

Article 59

Where the Company convenes a shareholders’ general meeting, written notice to all shareholders whose names appear in the share register must be given not less than 45 days before the meeting notifying the matters to be considered and the date and venue of the meeting; provided that until such time as the Company has more than one shareholder a shareholders’ general meeting may be convened with such shorter period of notice as the board of directors may in its discretion determine and the 20 day notice period referred to below in this Article and Article 61 shall not apply. Any shareholder intending to attend the shareholders’ general meeting should send the Company a written reply stating his intention to attend the meeting 20 days before the date of the meeting.

Article 60

Where the Company convenes an annual general meeting, shareholders holding not less than 5 per cent of the total shares of the Company shall be entitled to submit new motions in writing to the Company. The Company shall include in the agenda of the meeting all items in the motion that fall within the scope of duties of a shareholders’ general meeting.

Article 61

Based on the written replies received by the Company 20 days before a shareholders’ general meeting, the Company shall calculate the number of shares represented by shareholders who have indicated their intention to attend the meeting. Where the number of voting shares represented by those shareholders reaches half of the Company’s total number of such shares, the Company may convene the shareholders’ general meeting. Otherwise, the Company shall, within 5 days, inform the shareholders again of the motions to be considered, the date and the venue of the meeting by way of public announcement. After making the announcement, the shareholders’ general meeting may be convened.

An extraordinary general meeting shall not decide on matters which are not specified in the notice.

Article 62

A notice of meeting of shareholders shall:

(1)	be in writing;

(2)	specify the place, the date and the time of the meeting;

(3)	state the motions to be discussed at the meeting;

(4)	provide such information and explanation as are necessary for the shareholders to exercise an informed judgment on the proposals before them; without limiting the generality of the foregoing, where a proposal is made to amalgamate the Company with another, to repurchase the shares of the Company, to reorganise its share capital, or to restructure the Company in any other way, the terms of the proposed transaction must be provided in detail together with copies of the proposed agreement, if any, and the cause and effect of such a proposal must be properly explained;

(5)	contain a disclosure of the nature and extent, if any, of material interests of any director, supervisor, general manager or other senior officer in the transaction proposed and the effect of the proposed transaction on him in his capacity as shareholder in so far as it is different from the effect on the other shareholders of the same class;

(6)	contain the text of any special resolution proposed to be moved at the meeting;

(7)	contain conspicuously a statement that a shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not be a shareholder;

(8)	state the time within which and the address to which the relevant instruments appointing the proxies for the meeting are to be delivered.

Article 63

Notice of a general shareholders’ meeting shall be served on each shareholder, whether or not entitled to vote thereat, by personal delivery or prepaid mail to the shareholder at his address, as shown in the register of shareholders. For holders of domestic invested shares, notices of general shareholders’ meetings may be given by public announcement.

The public announcement referred to in this Article shall be published in one or more newspapers specified by the State Council securities regulatory authorities on any day from forty-five to fifty days prior to the meeting. Once the announcement has been published, all holders of domestic invested shares shall be deemed to have received notice of the relevant meeting.

Article 64

The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the meeting and the resolutions adopted at the meeting.

Article 65

Any shareholder entitled to attend and vote at a shareholders’ general meeting of the Company shall be entitled to appoint one or more persons (who need not be a shareholder or shareholders) as his proxies to attend and vote instead of him. A proxy so appointed shall enjoy the following rights pursuant to authorisation by that shareholder:

(1)	to have the same right as the shareholder to speak at the meeting;

(2)	to have the authority to demand or join in demanding a poll;

(3)	to have the right to vote by hand or on a poll, but a proxy of a shareholder who has appointed more than one proxy may only vote on a poll.

Article 66

The instrument appointing a proxy shall be in writing under the hand of the appointor or his attorney duly authorised in writing or, if the appointor is a legal person, it shall be under seal or under the hand of a director or attorney duly authorised. The instrument shall specify the number of shares which the proxy will represent.

Article 67

The instrument appointing a proxy shall be deposited at the residence of the Company or at some other place specified for that purpose in the notice of meeting no later than 24 hours prior to the meeting at which the proxy is authorised to vote or 24 hours before the time specified for the voting. Where such an instrument is signed by a person under power of attorney on behalf of the appointor, that power of attorney or other authorisation documents shall be notarially certified. The notarially certified power of attorney and other authorisation documents shall, together with the instrument appointing the proxy, be deposited at the Company’s residence or at some other place specified for that purpose in the notice of meeting.

If the appointor is a legal person, its legal representative or a person appointed by its board of directors or other decision-making body shall be entitled to attend the shareholders’ meeting of the Company on behalf of the appointor as its proxy.

Article 68

Any form issued to a shareholder by the directors for use by him for appointing a proxy to attend and vote at a meeting of the Company shall be such as to enable the shareholder, according to his intention, to instruct the proxy to vote in favour of or against each resolution dealing with business to be transacted at the meeting. Such a form should contain a statement that in default of instructions the proxy may vote as he thinks fit.

Article 69

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or loss of capacity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no notice in writing of such death, loss of capacity, revocation or transfer shall have been received by the Company before the commencement of the meeting or adjourned meeting at which the proxy is used.

Article 70

Proxies who attend shareholders’ general meetings shall present proof of personal identification. If a shareholder who is a legal person appoints its legal representative to attend the shareholders’ general meeting, such legal representative shall present proof of personal identification and a notarized resolution or power of attorney passed by the board of directors or other decision-making body of the legal person.

Article 71

Resolutions of a shareholders’ general meeting can be ordinary resolutions or special resolutions.

An ordinary resolution of the shareholders’ general meeting shall be passed by an affirmative vote of more than half of the Company’s total voting shares being held by the shareholders who are present at the meeting (including proxies).

A special resolution of the shareholders’ general meeting shall be passed by an affirmative vote of more than two-thirds of the Company’s total voting shares being held by the shareholders who are present at the meeting (including proxies).

Where a shareholder (including a proxy) in attendance abstains from a vote with respect to a matter, the Company shall deem that vote as not being cast when calculating the results of voting for that matter.

Article 72

Shareholders (including proxies) who vote at the shareholders’ general meeting shall exercise their voting rights in relation to the amount of voting shares they represent. Each share carries the right to one vote.

Article 73

At any general meeting of shareholders, a resolution shall be decided on a show of hands unless a poll is demanded before or after any vote by show of hands by:

(1)	the chairman of the meeting;

(2)	at least two shareholders, who possess the right to vote, present in person or by proxy;

(3)	one or more shareholders (including proxies) representing, either calculated separately or in aggregate, one-tenth or more of all shares carrying the right to vote at the meeting.

Unless a poll be so demanded, a declaration by the chairman of the meeting that a resolution has on a show of hands been carried and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution, that the resolution has been carried.

A demand for a poll may be withdrawn by the person who made the demand.

Article 74

A poll demanded on the election of the chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other questions shall be taken at such time during the meeting as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

Article 75

On a poll taken at a meeting, a shareholder (including his proxies) entitled to two or more votes need not cast all his votes in the same way.

Article 76

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to one additional vote.

Article 77

The following matters shall be resolved by way of ordinary resolution of the shareholders’ general meeting:

(1)	work reports of the board of directors and the board of supervisors;

(2)	profit distribution proposals and proposals for making up losses formulated by the board of directors;

(3)	appointment and removal of members of the board of directors and the board of supervisors and their remuneration and methods of payment;

(4)	the Company’s annual financial budget, final accounts, balance sheet, profit and loss account and other financial statements;

(5)	matters other than those which are required by laws, administrative regulations or the Articles to be adopted by way of special resolutions.

Article 78

The following matters shall be resolved by way of special resolution of the shareholders’ general meeting;

(1)	increase or reduction of the Company’s share capital and the issuance of shares of any class, warrants and other similar securities;

(2)	issuance of debentures by the Company;

(3)	division, merger, dissolution and liquidation of the Company;

(4)	amendment of the Articles;

(5)	other matters which, according to an ordinary resolution of the shareholders’ meeting, may have significant impact on the Company and require adoption by way of a special resolution.

Article 79

Shareholders requiring to convene an extraordinary general meeting or a class meeting shall proceed in accordance with the following procedure.

(1)	Two or more shareholders holding one-tenth or more of the shares carrying the right to vote at the meeting sought to be held may, by signing one or more counterpart requisition(s) stating the object of the meeting, require the board of directors to convene an extraordinary general meeting or a class meeting. The board of directors shall as soon as possible proceed to do so. The shareholdings referred to shall be calculated as at the date of the delivery of the requisitions.

(2)	If the board of directors fails to issue a notice of such a meeting within 30 days from the date of the receipt of the requisition, the requisitionists may themselves convene such a meeting in a manner as nearly as possible as where meetings are to be convened by the board, provided that any meeting so convened shall not be convened after the expiration of four months from the date of receipt of the requisition by the board. Any reasonable expenses incurred by the requisitionists by reason of the failure of the directors duly to convene a meeting shall be borne by the Company and shall be set off against any sums owed to the directors in default by the Company.

Article 80

A shareholders’ general meeting shall be convened by the chairman of the board who shall preside as chairman of the meeting. If the chairman of the board cannot attend the meeting for any reason, the vice-chairman shall convene the meeting and preside as chairman of the meeting. If for any reason neither the chairman nor the vice-chairman can attend the meeting, the board of directors may designate a director of the Company to convene and preside at the meeting as chairman. If a chairman has not been designated, shareholders attending the meeting may elect a person to act as chairman. If for any reason the shareholders cannot elect a chairman, the shareholders with the greatest number of voting shares present at the meeting whether in person or by proxy shall act as chairman.

Article 81

The chairman of the meeting shall be responsible for deciding whether or not a resolution has been carried. His decision shall be final and shall be announced at the meeting and recorded in the minutes book.

Article 82

Where the chairman of the meeting has doubts about the results of the resolution tabled for voting, he may count the number of votes cast. If no counting is made by the chairman of the meeting, any shareholder who queries the results as announced by the chairman shall have the right to demand immediately a counting of the votes. The chairman shall forthwith conduct a counting of the votes.

Article 83

Where a counting of the votes has been conducted at a shareholders’ general meeting, the results shall be recorded in the minutes book.

Article 84

The shareholders’ general meeting shall keep minutes of the decisions made on all matters. These minutes and the signed attendance record of those shareholders attending the meeting and the powers of attorney of those attending by proxy shall be kept at the Company’s residence.

Article 85

Copies of the minutes of meeting shall be open to inspection during business hours of the Company by any shareholder without charge. If a shareholder demands from the Company a copy of such minutes, the Company shall send a copy to him within 7 days of receiving such reasonable charges as may be imposed.

Chapter 9: Special Procedures For Voting By Class Shareholders

Article 86

Holders of various classes of shares are class shareholders.

Class shareholders shall enjoy rights and assume obligations in accordance with laws, regulations and the Articles.

In addition to holders of other categories of shares, holders of domestic invested shares and holders of overseas listed foreign invested shares shall be deemed to be shareholders of different categories.

Article 87

Any proposal by the Company to vary or abrogate the rights conferred on any class shareholders must be approved by a special resolution of the shareholders’ general meeting and by the class shareholders affected at a separate meeting convened in accordance with Articles 89 to 93.

Article 88

The rights of class shareholders are deemed to be varied or abrogated in the following circumstances:

(1)	the increase or decrease of the number of shares of such class, or the increase or decrease of the number of shares of a class having voting or equity rights or privileges equal or superior to the shares of such class;

(2)	the exchange of all or part of the shares of such class into shares of another class, or the exchange of all or part of the shares of another class into the shares of such class or conferring such rights of exchange;

(3)	the removal or reduction of rights to accrued dividends or cumulative dividends attached to shares of such class;

(4)	the reduction or removal of a dividend preference or a liquidation preference attached to shares of such class;

(5)	the increase, removal or reduction of conversion privileges, options, voting rights, transfer or pre-emptive rights or rights to acquire securities of the Company attached to shares of such class;

(6)	the removal or reduction of rights to receive amounts payable by the Company in particular currencies attached to shares of such class;

(7)	the creation of a new class of shares having voting or equity rights or other privileges equal or superior to the shares of such class;

(8)	the imposition of restrictions or additional restrictions on the transfer of ownership of the shares of such class;

(9)	the issue of rights to subscribe for, or convert into, shares of such class or another class;

(10)	the increase in rights or privileges of shares of another class;

(11)	the restructuring of the Company which will result in shareholders of different classes bearing a disproportionate burden of such proposed restructuring; and

(12)	the variation or abrogation of the provisions of this Chapter.

Article 89

Shareholders of the affected class, whether of not otherwise having the right to vote at general meetings, shall nevertheless have the right to vote at class meetings in respect of matters concerning Articles 88(2) to (8) and (11) to (12), but Interested Shareholder(s) shall not be entitled to vote at class meetings.

In this Article, an “Interested Shareholder” has the following meaning:

(1)	in the case of a repurchase by a general offer made to all shareholders in equal proportions or through open transactions on a stock exchange under Article 30, a Controlling Shareholder within the meaning of Article 53 is an Interested Shareholder;

(2)	in the case of a repurchase of shares by contract made outside a stock exchange under Article 30, a holder of the shares to which the contract relates is an Interested Shareholder;

(3)	in the case of a restructuring of the Company, a shareholder within a class who bears less than a proportionate burden imposed on that class under the proposed restructuring or who has an interest in the proposed restructuring different from the interest of shareholders of that class is an Interested Shareholder.

Article 90

Resolutions of any class of shareholders shall be made by votes of not less than two-thirds of the voting rights of shareholders of that class represented at that meeting who, according to Article 89, are entitled to vote at class meetings.

Article 91

Where the Company convenes a class meeting of shareholders it shall, forty-five (45) days before that meeting, issue written notices to notify the respective shareholders of that class whose names appear in the share register of the items to be considered and the date and venue of the meeting. Shareholders intending to attend the class meeting should send written replies to confirm their attendance for such replies to reach the Company twenty (20) days before the meeting.

Where the number of voting shares represented by those shareholders intending to attend the meeting reaches not less than half of the total number of voting shares of that class, the Company may convene the class meeting. Otherwise, the Company shall, within five days, inform the shareholders again of the items to be considered and the date and venue of the meeting by way of a public announcement. After making the announcement, the class meeting may be convened.

Article 92

Notices of class meetings need only be served on shareholders entitled to vote thereat.

Meetings of any class of shareholders shall be conducted as nearly as possible as shareholders’ general meetings. Provisions in these Articles which relate to any meeting of shareholders shall apply to any meeting of a class of shareholders.

Article 93

The special procedure for approval by class shareholders shall not apply:

(1)	where the Company issues, either separately or concurrently, domestic invested shares and overseas listed foreign invested shares in numbers not exceeding 20 per cent of the number of domestic invested shares and overseas listed foreign invested shares then in issue respectively in any 12 month period as approved by a special resolution of a shareholders’ general meeting; and

(2)	where the Company’s plan for issuing domestic invested shares and overseas listed foreign invested shares upon its establishment is implemented within 15 months from the date of approval by the State Council Securities Committee.

Chapter 10 : Board of Directors

Article 94

The Company shall have a board of directors. The board of directors shall comprise 12 directors, which shall include one chairman and one vice-chairman of the board.

Article 95

Directors are elected by the shareholders’ general meeting and shall serve a term of 3 years. Upon the expiration of his term and if re-elected, a director may serve consecutive terms. A candidate for election as director shall be proposed by the board of directors or by shareholders holding 5% or more of the issued shares of the Company. A notice in writing of the intention to propose a candidate for election as a director and a notice in writing by that candidate of his willingness to be elected shall have been given to the Company at least fifty (50) days before the date of the shareholder’s meeting. The chairman of the board is elected and removed by a majority of all the directors. The chairman of the board shall be appointed for a term of 3 years each and may serve consecutive terms if re-elected.

Subject to the stipulations of relevant laws and regulations, the shareholders’ general meeting may remove any director prior to the expiration of such director’s term through an ordinary resolution, but without prejudice to any claim for damages under any contract.

Directors are not required to hold shares in the Company.

Article 96

The board of directors shall be accountable to the shareholders’ general meeting and shall exercise the following functions and powers:

(1)	to be responsible for convening shareholders’ general meetings and to report on its work to the shareholders’ general meeting;

(2)	to implement resolutions of the shareholders’ general meeting;

(3)	to decide on the Company’s business plans and investment proposals;

(4)	to formulate the Company’s annual financial budget and final accounts;

(5)	to formulate the Company’s profit distribution proposals and proposals for making up losses;

(6)	to formulate proposals for the increase or reduction of the registered capital of the Company and proposals for the issuance of debentures of the Company;

(7)	to draft proposals for the merger, division or dissolution of the Company;

(8)	to decide on the establishment of the Company’s internal management organization;

(9)	to appoint or remove the Company’s general manager, and to appoint or remove the deputy general manager (or deputy general managers) and other senior officers (including the financial officer(s)) based on the recommendations of the general manager, and to decide on their remuneration;

(10)	to formulate the Company’s basic management system;

(11)	to formulate proposals for any amendment of the Articles; and

(12)	to fulfil any other responsibilities provided in the Articles or authorized by the shareholders’ general meeting.

Except in relation to items (6),(7), and (11) which require the affirmative vote of more than two-thirds of the directors, resolutions on any other items may be approved by the affirmative vote of more than half of the directors.

Article 97

Where there is a disposition of fixed assets by the board of directors and the aggregate of the expected value of the consideration for the proposed disposition and the value of the consideration for any disposition of fixed assets made in the 4 months immediately preceding the proposed disposition exceeds 33 per cent of the value of the fixed assets as shown in the last balance sheet placed before the shareholders in general meeting, the board of directors shall not dispose or agree to dispose of the fixed assets without the prior approval of shareholders in general meeting.

In this Article, “disposition of fixed assets” includes an act involving transfer of an interest in property other than by way of security.

The validity of a disposition by the Company shall not be affected by the breach of the first paragraph of this Article.

Article 98

The board of directors shall perform its duties in accordance with state laws, administrative regulations and the Articles.

Article 99

The chairman of the board shall exercise the following functions and powers:

(1)	to preside at shareholders’ general meetings and to convene and preside at meetings of the board of directors;

(2)	to examine the implementation of resolutions of the board of directors;

(3)	to sign the securities issued by the Company;

(4)	to exercise other functions and powers conferred by the board of directors.

Where the chairman of the board is unable to exercise his functions and powers, he may instruct a director to exercise such functions and powers on his behalf.

Article 100

Meetings of the board of directors shall be convened at least twice every year. Such meetings shall be convened by the chairman of the board by giving notice to all the directors not less than ten (10) days before the meeting date. Where there is an emergency, an extraordinary meeting of the board of directors may be convened at the suggestion of at least six (6) directors or at the suggestion of the Company’s general manager.

Article 101

Methods for convening board meetings are as follows.

(1)	If the board has stipulated beforehand the time and location of its regular meetings, no notification is required.

(2)	If the board has not stipulated the time and location of a board meeting beforehand, the chairman shall send a written notice containing the time and location of the meeting to each director by fax, courier, registered airmail or personal delivery. The notice shall be written in Chinese (English may also be attached where necessary) and shall include the meeting agenda. Any director may waive the right to receive notification of a board meeting.

Article 102

Notice of a meeting shall be deemed to have been given to any director who attends the meeting without protesting, before or at its commencement, any lack of notice.

Article 103

Any meeting, regular or extraordinary, of the board, may be held by conference telephone or similar communication equipment so long as all directors participating in the meeting can hear and communicate with one another, and all such directors shall be deemed to be present in person at the meeting.

Article 104

Meetings of the board of directors may be held only if half or more of the directors or their representatives are in attendance.

Each director shall have the right to one vote. Unless otherwise required by the Articles, the board may pass resolutions only upon a majority vote.

In the case of an equality of votes, the chairman of the board shall have a second vote.

Article 105

Meetings of the board of directors shall be attended by the directors in person. If a director cannot attend for any reason, he may authorise another director in writing to represent him at the board meeting. The relevant authorisation letter shall state the scope of authority.

A director who attends a board meeting on behalf of another director shall exercise the rights of a director within the given scope of authority in the authorisation letter. A director who fails to attend a particular board meeting and who has not appointed a representative to do so shall be deemed to have waived his voting rights in respect of that meeting.

For matters which would otherwise need to be approved at a meeting of directors, in lieu of a meeting of the board, a written resolution may be adopted by the board if such resolution is sent to all members of the board and affirmatively signed and adopted by the number of directors necessary to make such a decision as stipulated in Article 96.

Article 106

The board of directors shall keep minutes of its decisions on the matters under consideration. Directors attending the meeting and the person taking minutes shall sign their names on the minutes of that meeting. Directors shall be responsible for the resolutions of the board of directors. Where a resolution of the board of directors is in violation of law, administrative regulations or the Articles, thereby causing serious losses to the Company, the directors who took part in such a resolution shall be liable to compensate the Company. However, if a director can prove that he had expressed his opposition to such situation when it was put to the vote, and such opposition is recorded in the minutes of the meeting, that director may be relieved of such liability.

Chapter 11: Secretary of the Board of Directors

Article 107

The Company shall have a secretary of the board of directors, who shall be a senior officer of the Company.

Article 108

The secretary of the board of directors shall be a natural person who has the requisite professional knowledge and experience. He shall be appointed by the board of directors. His main responsibilities are:

(1)	to vouchsafe the completeness of the Company’s organisational papers and records;

(2)	to ensure that the requisite reports and documentation are prepared and submitted to the competent authorities in accordance with law;

(3)	to vouchsafe the proper maintenance of the Company’s register of shareholders and ensure that persons entitled to any records and documents of the Company are furnished with such records and documents without delay.

Article 109

A director or another senior officer of the Company may be appointed secretary of the board of directors. No accountant of the firm being the auditor appointed by the Company shall serve concurrently as the secretary of the board of directors.

Where the secretary is also a director and an act is required to be done by a director and a secretary separately, a person who is both the secretary and a director may not perform the act in both capacities.

Chapter 12: General Manager of the Company

Article 110

The Company shall have a general manager who shall be appointed or removed by the board of directors. The Company shall also have several deputy managers who shall assist the general manager. The general manager and deputy managers shall serve terms of three years, and may serve consecutive terms if re-appointed.

Article 111

The Company’s general manager shall be accountable to the board of directors and shall exercise the following functions and powers:

(1)	to be in charge of production, operation and management of the Company, and to organize the implementation of the resolutions of the board of directors;

(2)	to draft the Company’s annual business plans and to formulate the Company’s investment direction;

(3)	to organize the implementation of the Company’s annual business plans and investment plans;

(4)	to draft the plan for establishment of the Company’s internal management organization;

(5)	to draft the Company’s basic management system;

(6)	to formulate the basic rules and regulations of the Company;

(7)	to request the appointment or dismissal of the Company’s deputy general manager (or deputy general managers) and other senior officers (including the chief financial officer(s));

(8)	to appoint or dismiss management personnel other than those to be appointed or dismissed by the board of directors; and

(9)	to perform other functions and powers conferred by the Articles and the board of directors.

Article 112

The Company’s general manager may attend meetings of the board of directors, but if he is not a director, he shall not have the right to vote at such meetings.

Article 113

When exercising their powers, the general manager and deputy general manager shall not exceed the scope of this authority.

Article 114

The Company’s general manager and deputy general managers shall exercise their functions and powers in accordance with laws, regulations and the Articles, and shall discharge their duties with fidelity and diligence.

Chapter 13: Board of Supervisors

Article 115

The Company shall have a board of supervisors.

Article 116

The board of supervisors shall comprise nine (9) members, one of which shall serve as chairman of the board of supervisors. The term of a supervisor shall be three (3) years. A supervisor may serve consecutive terms if re-elected. The election or removal of a chairman of the board of supervisors shall be voted on by two-thirds or more of the supervisors.

Article 117

The board of supervisors shall comprise of eight (8) shareholders’ representatives and one (1) employee representative of the Company. Shareholders’ representatives shall be elected and removed by shareholders in general meeting. Employee representatives shall be democratically elected and removed by the Company’s employees.

Article 118

The Company’s directors, general manager, deputy general managers and financial controller shall not serve concurrently as supervisors.

Article 119

Meetings of the board of supervisors shall be held at least once a year. They shall be convened by the chairman or by 2 members of the board of supervisors.

Article 120

The board of supervisors shall be accountable to the shareholders in general meeting and shall exercise the following functions and powers according to law:

(1)	to examine the Company’s financial affairs;

(2)	to supervise the Company’s directors, General Manager, Deputy General Managers And Other Senior officers to see whether they violate any laws, administrative regulations or the Articles in performing their duties;

(3)	if an act of a Company director, general manager, deputy general manager or other senior officer is harmful to the Company’s interest, to require him to correct such act;

(4)	to verify accounting reports, business reports, profit distribution plans and other such financial information proposed to be tabled at the shareholders’ general meeting and, if in doubt, to appoint, in the name of the Company, any registered accountant or practising auditor to assist in reviewing them;

(5)	to propose to convene an extraordinary general meeting of shareholders;

(6)	to represent the Company in negotiations with directors or in initiating legal proceedings against a director; and

(7)	to perform other matters authorised by the Articles or the shareholders at general meeting.

Supervisors may attend meetings of the board of directors.

Article 121

At least four (4) members of the board of supervisors must be present to hold a meeting. Decisions of the board of supervisors shall be made by the affirmative vote of two-thirds or more of all the Company’s supervisors.

Article 122

All reasonable expenses incurred by the board of supervisors in the appointment of professionals such as lawyers, registered accountants or practising auditors shall be borne by the Company.

Article 123

Supervisors shall faithfully perform their supervisors’ responsibilities in accordance with laws, administrative regulations and the Articles.

Chapter 14: Qualifications And Obligations Of Directors, Supervisors,

General Manager, Deputy General Managers And Other Senior Officers Of

The Company

Article 124

None of the following persons may serve as a director, supervisor, general manager, deputy general manager or any other senior officer of the Company:

(1)	a person without capacity for civil conduct or with limited capacity for civil conduct;

(2)	a person who was punished for the crime of corruption, bribery, expropriation or misappropriation of property or disrupting the social and economic order, and a period of 5 years has not elapsed since the punishment was completed, or who was deprived of his political rights as punishment for a criminal offence, and a period of 5 years has not elapsed since the deprivation was completed;

(3)	a person, who was a director, factory chief or general manager of a company or enterprise which entered into insolvent liquidation due to mismanagement, and was personally liable for that insolvent liquidation and a period of 3 years, counting from the date of completion of the liquidation proceedings in question, has not elapsed;

(4)	a person, who was the legal representative of a company or enterprise which has had its business licence revoked for violating the law, and was personally liable for that revocation and a period of 3 years, counting from the date of revocation of the business licence in question, has not elapsed;

(5)	a person with comparatively large individual debts that have fallen due but have not been settled;

(6)	a person who has been placed on file for investigation by judicial organs for having violated the criminal law, and such investigation has not been concluded;

(7)	a person who is prohibited from acting as a leader of an enterprise by virtue of any laws and administrative regulations;

(8)	a non-natural person; and

(9)	a person who was convicted by any relevant regulatory authorities of violation of securities-related laws and regulations, where such violation involved acts of a fraudulent or dishonest nature and a period of 5 years, counting from the date of the conviction in question, has not elapsed.

Article 125

The validity of an act of a director, general manager, deputy general manager or other senior officer of the Company on behalf of the Company is not, vis-a-vis a bona fide third party, affected by any irregularity in his election or appointment or any defect in his qualification.

Article 126

In addition to obligations imposed by laws, administrative regulations or rules of the securities exchange(s) on which shares of the Company are listed, each director, supervisor, general manager, deputy general manager or other senior officer of the Company owes a duty to each shareholder in the exercise of the following functions and powers of the Company entrusted him:

(1)	not to cause the Company to exceed the scope of business stipulated in its business licence;

(2)	to act honestly in the best interests of the Company;

(3)	not to expropriate in any way the Company’s property, including without limitation, usurpation of opportunities which may benefit the Company; and

(4)	not to expropriate the individual rights of shareholders, including (without limitation) rights to distribution and voting rights, save and except pursuant to a restructuring of the Company submitted to shareholders for approval in accordance with the Articles.

Article 127

Each director, supervisor, general manager, deputy general manager or senior officer of the Company has a duty, in the exercise of his powers or in the discharge of his obligations, to exercise care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Article 128

Each director, supervisor, general manager, deputy general manager or other senior officer of the Company shall observe his fiduciary obligation when discharging his duties. He shall not place himself in a position where his interest and his duty may conflict. This principle includes without limitation discharging the following obligations:

(1)	to act honestly in the best interests of the Company;

(2)	to exercise powers within the scope of his powers and not to exceed those powers;

(3)	to exercise the discretion vested in him personally and not allow himself to act under the control of another and, unless and to the extent permitted by laws and administrative regulations or with the informed consent of shareholders in general meeting, not to delegate the exercise of his discretion;

(4)	to treat shareholders of the same class equally and to treat shareholders of different classes fairly;

(5)	except as otherwise provided in the Articles or with the informed consent of shareholders in general meeting, not to enter into a contract, transaction or arrangement with the Company;

(6)	without the informed consent of shareholders in general meeting, not to use the Company’s property for his own benefit;

(7)	not to use his functions and powers as a means to accept bribes or any other unlawful income, not to expropriate in any way the Company’s property, including (without limitation) opportunities that may benefit the Company;

(8)	without the informed consent of shareholders in general meeting, not to accept commissions in connection with the Company’s transactions;

(9)	to observe the Articles, to discharge his responsibilities faithfully, to protect the Company’s interest, and not to use his position, functions and powers in the Company to seek personal gains;

(10)	without the informed consent of shareholders in general meeting, not to compete with the Company in any way;

(11)	not to misappropriate the Company’s funds or lend them to others, not to deposit the Company’s assets in accounts opened in his own name or in another person’s name and not to use the Company’s assets as security for the debts of the Company’s shareholders or other personal debts; and

(12)	without the informed consent of shareholders in general meeting, not to disclose confidential information relating to the Company that was acquired by him during his tenure at the Company and not to use the information save and except where disclosure of such information is in the furtherance of the interests of the Company; however, disclosure of such information to the court or other governmental authorities is permitted under the following circumstances:

(i)	disclosure is made under compulsion of law;

(ii)	there is a duty to the public to disclose; or

(iii)	the interests of that director, supervisor, general manager, deputy general manager or other senior officer require disclosure.

Article 129

A director, supervisor, general manager, deputy general manager or other senior officer of the Company shall not cause a person or an organisation set out below (in this Chapter referred to as “connected persons”) to do what he is prohibited from doing:

(1)	the spouse or minor child of that director, supervisor, general manager, deputy general manager or other senior officer of the Company;

(2)	a person acting in the capacity of trustee of that director, supervisor, general manager, deputy general manager or other senior officer of the Company or any person referred to in paragraph (1);

(3)	a person acting in the capacity of partner of that director, supervisor, general manager, deputy general manager or other senior officer of the Company or any person referred to in paragraphs (1) and (2);

(4)	a company in which that director, supervisor, general manager, deputy general manager or other senior officer of the Company, alone or jointly with the persons referred to in paragraphs (1), (2) and (3) or other directors, supervisors, general manager, deputy general managers and other senior officers of the Company, has de facto control; or

(5)	a director, supervisor, general manager, deputy general manager or other senior officer of the company being controlled as referred to in paragraph (4).

Article 130

The fiduciary duties of directors, supervisors, general manager, deputy general managers and other senior officers of the Company do not necessarily cease with the termination of their tenure. Their duty of confidence in relation to the Company’s trade secrets survives the termination of their tenure. Other duties may continue for such period as fairness may require depending on the time lapse between the termination and the act concerned and the circumstances and conditions under which the relationship with the Company terminated.

Article 131

Subject to Article 52, a director, supervisor, general manager, deputy general manager or other senior officer of the Company may be relieved of liability for specific breaches of his duty by the informed consent of shareholders in general meeting.

Article 132

Where a director, supervisor, general manager, deputy general manager or other senior officer of the Company is in any way, directly or indirectly, materially interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company, other than his contract of service, he shall declare the nature and extent of his interest to the board of directors at the earliest opportunity, whether or not the contract, transaction or arrangement or proposal therefor is otherwise subject to the approval of the board of directors.

Unless the director, supervisor, general manager, deputy general manager or other senior officer of the Company has disclosed his interest in accordance with the previous provision of this Article and the contract, transaction or arrangement in which he is interested has been approved by the board of directors at a meeting in which he was not counted in the quorum and had refrained from voting, any contract, transaction or arrangement in which a director, supervisor, general manager, deputy general manager or other senior officer of the Company is materially interested shall be voidable at the instance of the Company except as against a bona fide party thereto acting without notice of the breach of duty by the director, supervisor, general manager, deputy general manager or senior officer concerned.

A director, supervisor, general manager, deputy general manager or other senior officer of the Company is deemed to be interested in any contract, transaction or arrangement in which a connected person of that director, supervisor, general manager, deputy general manager or senior officer is interested.

Article 133

Where a director, supervisor, general manager, deputy general manager or other senior officer of the Company gives to the board of directors a general notice in writing before the relevant contract, transaction or arrangement is first taken into consideration by the Company stating that, by reason of the facts specified in the notice, he is interested in contracts, transactions or arrangements of any description which may subsequently be made by the Company, that notice shall be deemed for the purposes of the preceding provisions of this Chapter to be a sufficient declaration of his interest, so far as attributable to those facts.

Article 134

The Company shall not in any manner pay taxes for and on behalf of its directors, supervisors, general manager, deputy general managers and other senior officers.

Article 135

A Company shall not directly or indirectly make a loan to its directors, supervisors, general manager, deputy general managers and other senior officers or directors, supervisors, general manager, deputy general managers or other senior officers of its holding company, or provide any guarantee in connection with a loan made by any person to any such director, supervisor, general manager, deputy general manager or other senior officer, or make a loan or provide any guarantee in connection with any loan made by any person to a connected person of such director, supervisor, general manager, deputy general manager or other senior officer.

The preceding provision shall not apply to the following circumstances:

(1)	the provision of a loan or a guarantee for a loan by the Company to a company which is a subsidiary of the Company;

(2)	the provision of a loan or a guarantee for a loan by the Company under a service contract which has been approved by shareholders in general meeting to provide funds by the Company to any of its directors, supervisors, general manager, deputy general managers and other senior officers to meet expenditure incurred or to be incurred by him for the purposes of the Company or the purpose of enabling him properly to perform his duties; and

(3)	the provision of a loan or a guarantee for a loan by another person to any of its directors, supervisors, general manager, deputy general managers and other senior officers or their connected persons by the Company in the ordinary course of its business on normal commercial terms, where the ordinary course of business of the Company includes the lending of money or the giving of guarantees.

Article 136

A loan made by the Company in breach of the preceding Article shall be forthwith repayable by the recipient of the loan regardless of the terms of the loan.

Article 137

A loan guarantee provided by the Company in breach of Article 135 shall be unenforceable against the Company, unless:

(1)	the guarantee was provided to a connected person of a director, supervisor, general manager, deputy general manager or other senior officer of the Company or its holding company and at the time the loan was advanced the lender did not know the relevant circumstances; or

(2)	the collateral provided by the Company has been lawfully disposed of by the lender to a bona fide purchaser.

Article 138

“Guarantee” as referred to in the preceding provisions of this Chapter includes an undertaking or property provided to secure the performance of obligations by the obligor.

Article 139

In addition to any rights and remedies provided by law and administrative regulations, where a director, supervisor, general manager, deputy general manager or other senior officer of the Company is in breach of his duties to the Company, the Company has a right to:

(1)	require the relevant director, supervisor, general manager, deputy general manager or other senior officer to compensate for losses sustained by the Company as a consequence of such breach;

(2)	rescind any contract or transaction entered into by the Company with the relevant director, supervisor, general manager, deputy general manager and other senior officer or with a third party where such third party knew or should have known that there was such a breach;

(3)	an account of the profits made by the relevant director, supervisor, general manager, deputy general manager or other senior officer;

(4)	recover any monies received by the relevant director, supervisor, general manager, deputy general manager or other senior officer to the use of the Company including, without limitation, commissions; and

(5)	the interest earned or which may have been earned by the relevant director, supervisor, general manager, deputy general manager or other senior officer in respect of the monies that should have been given to the Company.

Article 140

The Company shall enter into a written contract with a director or supervisor of the Company concerning his emoluments, which has to be approved by the shareholders in general meeting prior to the contract being entered into. The aforesaid emoluments include:

(1)	emoluments in respect of his service as a director, supervisor, or senior officer of the Company;

(2)	emoluments in respect of his service as a director, supervisor or senior officer of any subsidiary of the Company;

(3)	emoluments otherwise in connection with the management of the affairs of the Company or any subsidiary thereof; and

(4)	the payment by way of compensation for loss of office, or as consideration for or in connection with his retirement from office.

Except under a contract entered into in accordance with the foregoing, no legal action may be brought by a director or supervisor against the Company for anything due to him in respect of the above matters.

Article 141

The Company shall stipulate in the contracts entered into by the Company with a director or supervisor of the Company in respect of his emoluments that in the event of a takeover of the Company, a director or supervisor of the Company shall have the right to receive payment made to him by way of compensation for loss of office, or as consideration for his retirement from office after obtaining prior approval of the shareholders in general meeting. A takeover of the Company referred to in this Article means any of the following:

(1)	an offer made by any person to the general body of shareholders to buy their shares in the Company;

(2)	an offer made by any person to buy shares of the Company with a view to the offeror becoming a controlling shareholder within the meaning of Article 53.

If the relevant director or supervisor has failed to comply with this Article, any sum received by him on account of the payment belongs to those persons who have sold their shares as a result of the offer made as aforesaid, and the expenses incurred by him in distributing that sum pro rata amongst those persons shall be borne by him and not paid out of that sum.

Chapter 15: Financial Accounting System And Profit Distribution

Article 142

The Company shall establish its own financial and accounting system in accordance with laws, administrative regulations and PRC accounting standards formulated by the State Council’s finance regulatory authority.

Article 143

The Company shall prepare financial reports at the end of each fiscal year. Such reports shall be examined and verified according to law.

Article 144

The board of directors shall place before the shareholders at every annual general meeting such financial reports as are required by relevant laws, administrative regulations and provisions of standardising documents promulgated by the local government and the authorities in charge of the Company to be prepared by the Company. Such financial reports shall include a directors’ report, accompanied by a balance sheet (including every document required by law to be annexed thereto) and profit and loss account.

Article 145

The above mentioned financial reports of the Company shall be made available for inspection by shareholders at least 20 days prior to the date of the annual shareholders’ general meeting. Each shareholder shall be entitled to obtain a copy of any financial statement referred to in this Chapter.

Copies of such statements shall be sent to each holder of foreign invested shares by prepaid mail at his address as shown in the register of shareholders at least 21 days before the date of the shareholders’ annual general meeting.

Article 146

The Company’s financial statements shall be prepared in accordance with PRC accounting standards and regulations as well as international accounting standards or the accounting standards of the place of overseas listing. If there are material differences in the financial statements prepared in accordance with these two sets of accounting standards, such differences shall be stated in an appendix to the financial statements. For the purpose of approving the distribution of after-tax profits, the amount shall be deemed to be the lesser of the two amounts determined in accordance with the two aforementioned sets of accounting standards.

Article 147

Any interim results or financial information published or disclosed by the Company shall be prepared in accordance with PRC accounting standards and regulations as well as international accounting standards or the accounting standards of the place of overseas listing.

Article 148

The Company shall publish in newspapers in accordance with these Articles two (2) financial reports every fiscal year. The interim report shall be published within sixty (60) days of the end of the first six (6) months of the fiscal year and the annual report shall be published within one hundred and twenty (120) days of the end of the fiscal year.

Article 149

No books of account other than those provided under the law may be established by the Company.

Article 150

The Company may implement an internal audit system, establish an internal auditing department or hire internal auditing personnel who shall, under the leadership of the board of directors, carry out internal audits and supervision over the Company’s revenues, expenditures and economic activities.

Article 151

After making allowance for required taxes and levies, after tax profits of the Company shall be applied in the following order of priority:

(1)	to make up for losses;

(2)	allocations to the statutory common reserve;

(3)	allocations to its statutory public welfare fund;

(4)	allocations to a discretionary common reserve if approved by resolution of the shareholders’ meeting; and

(5)	payment of dividends on shares.

The board of directors shall decide in accordance with the relevant laws and administrative regulations (if any) the percentage for matters (2) through (5) referred to in this Article and propose the percentages for approval by shareholders at a general meeting.

Article 152

Capital common reserves shall include the following:

(1)	premium amount in excess of the face value of shares which have been issued;

(2)	other sums required to be included in the capital common reserves by the finance regulatory authority of the State Council.

Article 153

The common reserves of the Company shall only be used for the following purposes:

(1)	the making up of losses;

(2)	the increase of production and expansion of business operations;

(3)	increase of capital by conversion.

The Company may subject to a resolution of a shareholders’ general meeting convert the common reserves into share capital by issuing new shares or increasing the par value of each share in proportion to the shareholders’ existing shareholding; however, when the statutory common reserve is converted to increase share capital, the remaining statutory common reserve after such conversion shall be no less than twenty five (25%) percent of the registered capital.

Article 154

The statutory public welfare fund collected by the Company shall be used for the collective benefit of the Company’s employees.

Article 155

The Company shall not distribute dividends or make other distribution by way of bonus before it has made up for losses and made allocations to the statutory common reserve and the statutory public welfare fund.

Article 156

Dividends shall be distributed according to the proportion of shares held by a shareholder.

Article 157

The Company may distribute dividends in the following form:

(1)	cash; and

(2)	shares.

If a shareholder does not claim the dividends distributed under the Articles, that shareholder shall be deemed to have forfeited his claim to such dividends after the expiration of the applicable limitations period.

Article 158

Dividends or other distributions payable on domestic invested shares shall be calculated, announced and paid in renminbi. Dividends or other distributions payable on foreign invested shares shall be calculated and announced in Renminbi and paid in the currency of the place where these foreign invested shares are listed (or, if there is more than one such place, of the place where those foreign invested shares maintain a primary listing as determined by the board of directors).

Article 159

Foreign currency required by the Company for dividends or other distributions payable to holders of foreign invested shares shall be obtained pursuant to the stipulations of the State Administration for Foreign Exchange. In paying dividends or other distributions in foreign currency, the applicable exchange rate shall be the average of the closing exchange rates for the foreign currency as announced by the People’s Bank of China for the calendar week preceding the date on which such dividends and other distributions are declared.

Article 160

A Company shall appoint receiving agents on behalf of holders of overseas listed foreign invested shares to receive on behalf of such shareholders the dividends declared and all other monies owing by the Company in respect of overseas listed foreign invested shares.

The receiving agents appointed by the Company shall meet the requirements of the local laws or the relevant rules of the stock exchange where shares in the Company are listed.

The receiving agents appointed in respect of overseas listed foreign invested shares listed on the Hong Kong Stock Exchange shall be a company registered as a trust company under the Trustee Ordinance (Cap.29 of the laws of Hong Kong).

Chapter 16: Appointment of Auditor

Article 161

The Company shall appoint an independent accounting firm which complies with the relevant requirements of the PRC to audit the Company’s annual accounts and to review other financial reports of the Company. The accounting firm so appointed from time to time shall be the Company’s auditor for the purpose of the Articles.

The first auditor of the Company may be appointed at the inaugural meeting before the first annual general meeting, such auditor so appointed to hold office until the conclusion of the first annual general meeting.

If the inaugural meeting does not exercise its right under this Article, it may be exercised by the board of directors.

Article 162

The term of office of an auditor appointed by the Company shall commence from the conclusion of the annual general meeting and expire at the conclusion of the next annual general meeting of the Company.

Article 163

An auditor appointed by the Company shall enjoy the following rights:

(1)	the right of access at all times to the books, records or vouchers of the Company, and the right to require from the directors, general manager or other senior officers of the Company to provide any relevant information and explanations;

(2)	the right to require the Company to take all reasonable steps to obtain from its subsidiaries such information and explanations as are necessary for the purposes of its duties as the auditor of the Company;

(3)	the right to attend any shareholders’ meetings and to receive all notices of, and other communications relating to, any such meetings and to be heard at such meetings on any matter which concerns it as the auditor of the Company.

Article 164

The board of directors may fill any casual vacancy in the office of an auditor before a shareholders’ general meeting is convened, but while any such vacancy continues, the surviving or continuing auditor, if any, may act.

Article 165

The shareholders in general meeting may by ordinary resolution remove an auditor before the expiration of its term of office, notwithstanding anything in any agreement between the Company and that auditor, but without prejudice to its claims, if any, for damages in respect of such removal.

Article 166

The remuneration of an auditor shall be fixed by the shareholders in general meeting or in such manner as the shareholders in general meeting may determine. In the case of an auditor appointed by the board of directors, the remuneration of the auditor may be fixed by the directors.

Article 167

Decisions to appoint, remove or not to renew the services of an auditor shall be made by the shareholders in general meeting and shall be filed with the State Council securities regulatory authorities.

Where a resolution at a general meeting of shareholders is passed to appoint as auditor a person other than an incumbent auditor, to fill a casual vacancy in the office of auditor, to reappoint as auditor a retiring auditor who was appointed by the board of directors to fill a casual vacancy, or to remove an auditor before the expiration of his term of office, the following provisions shall apply.

(1)	A copy of the proposal shall be sent before notice of meeting is given to the shareholders to the person proposed to be appointed or the auditor proposing to leave his post or the auditor who has left his post (leaving includes leaving by removal, resignation and retirement).

(2)	If the auditor leaving his post makes representations in writing and requests their notification to the shareholders, the Company shall (unless the representations are received too late):

(i)	in any notice of this resolution given to shareholders, state the fact of the representations having been made; and

(ii)	send a copy of the representations to every shareholder entitled to notice of general meetings.

(3)	If the auditor’s representations are not sent under paragraph (2) of this Article, the auditor may (in addition to his right to be heard) require that the representations be read out at the meeting.

(4)	An auditor who is leaving his post shall be entitled to attend:

(1)	the general meeting at which his term of office would otherwise have expired;

(ii)	any general meeting at which it is proposed to fill the vacancy caused by his removal; and

(iii)	any general meeting convened on his resignation;

and to receive all notices of, and other communications relating to, any such meeting, and to be heard at any such meeting which he attends on any part of the business of the meeting which concerns him as former auditor of the Company.

Article 168

A Company which decides to remove or not to renew the services of an auditor shall give advance notice to that auditor. The auditor shall have the right to present its views at the shareholders’ general meeting Where an auditor resigns, it shall be under an obligation to inform the shareholders’ general meeting as to whether or not there is any impropriety in the Company.

An auditor may resign his office be depositing at the Company’s residence a notice in writing to that effect and containing:

(1)	a statement to the effect that there are no circumstances connected with his resignation which he considers should be brought to the notice of the shareholders or creditors of the Company; or

(2)	a statement of any such circumstances.

Any such notice shall terminate his office on the date on which it is deposited or on such later date as may be specified therein.

Where a notice is deposited under the foregoing provisions of this Article, the Company shall within 14 days send a copy of the notice to the competent authority. If the notice contained a statement under paragraph (2) of this Article, the Company shall prepare and place a copy of the statement at the Company for the shareholders to inspect. A copy of the notice shall also be sent to every holder of an overseas listed foreign invested share entitled to obtain a copy of the Company’s financial statements at the address as registered in the shareholders’ register.

Where the auditor’s notice of resignation contains any statement under paragraph (2) of this Article, it may (whether or not in purported discharge of its obligations under this Article) require the board of directors to convene an extraordinary general meeting of shareholders for the purpose of receiving an explanation of the circumstances connected with his resignation.

Chapter 17: Insurance

Article 169

The board of directors shall make all decisions regarding the Company’s insurance policies, insurance types, insurance premiums and insurance terms on the basis of the Company’s particular circumstances, other related state industries’ conventions, conventions of the PRC and the requirements of law.

Chapter 18: Labour and Human Resources

Article 170

The Company shall establish a labour and human resources system suitable to the Company’s particular circumstances pursuant to the “Labour Law of the PRC” and other relevant state laws and administrative regulations.

Chapter 19: Labour Union Organization

Article 171

Pursuant to the “Labour Union Law of the PRC”, the Company shall establish a labour union organization; the organization members shall carry out labour union activities.

Pursuant to the “Labour Union Law of the PRC”, the Company shall appropriate funds to the labour union. The Company’s labour union shall use the labour union funds in accordance with the “Administrative Regulations for Labour Union Funds” formulated by the China National Labour Union.

Chapter 20: Merger And Division Of The Company

Article 172

A proposal for the merger or division of the Company shall be proposed by the board of directors, and after it has been approved in accordance with the provisions of the Articles, it shall be submitted for review and approval according to law. Shareholders who oppose the proposal shall have the right to require the Company or shareholders who are in favour of such proposal to purchase their shares at a fair price. The resolution approving the merger or division shall be compiled into a special document for inspection by shareholders.

Copies of the document referred to above shall also be delivered by post to holders of overseas listed foreign invested shares.

Article 173

Merger of companies may take the form of merger by absorption and merger by new establishment.

Where there is a company merger, the parties to the merger shall enter into a merger agreement, and prepare balance sheets and lists of property. The Company shall notify its creditors within a period of ten (10) days from the date of the resolution approving the merger and make at least three newspaper announcements of the merger within thirty (30) days of that date.

After the merger, the company which survives or is newly established shall succeed to the claims and debts of all the parties to the merger.

Article 174

Where there is a company division, its property shall be divided accordingly.

Where there is a company division, the parties to the division shall enter into a division agreement, and prepare balance sheets and lists of property. The Company shall notify its creditors within a period of ten (10) days from the date of the resolution approving the division and make at least three newspaper announcements of the division within thirty (30) days from that date.

Debts owing by the Company before the division shall be borne by the companies after the division in accordance with the relevant division agreement.

Article 175

Where the merger or division of the Company involves changes in its registered particulars, such changes shall be registered with the Company’s registration authority according to law. Where the Company is dissolved, it shall cancel its registration according to law. Where a new company is established, its establishment shall be registered according to law.

Chapter 21: Dissolution And Liquidation Of The Company

Article 176

The Company shall be dissolved and liquidated according to law if any of the following circumstances occurs:

(1)	the shareholders’ meeting resolves to dissolve the Company;

(2)	dissolution is necessary as a result of a merger or division of the Company;

(3)	the Company is declared bankrupt according to law because it is unable to pay its debts when they fall due; and

(4)	the Company is lawfully ordered to close down because of violation of laws or administrative regulations.

Article 177

Where the Company is dissolved pursuant to paragraph (1) of the preceding Article, it shall establish a liquidation committee within fifteen (15) days. The composition of such liquidation committee shall be determined by the shareholders in general meeting by way of an ordinary resolution.

Where the Company is to be dissolved pursuant to paragraph (3) of the preceding Article, the People’s Court shall form a liquidation committee according to the law from amongst shareholders, the relevant authorities and relevant professionals, such committee to conduct the liquidation.

Where a Company is to be dissolved pursuant to paragraph (4) of the preceding Article, the relevant regulatory authority shall form a liquidation committee from amongst the shareholders, the relevant authorities and relevant professionals, such committee to conduct the liquidation.

Article 178

Where the board of directors proposes to liquidate the Company (otherwise than because of a declaration of bankruptcy), the board shall, in the notice convening a general meeting of shareholders to consider the proposal, include a statement to the effect that a full enquiry has been made into the affairs of the Company, and the board is of the opinion that the Company will be able to pay its debts in full within twelve (12) months from the commencement of the liquidation.

Upon the passing of a special resolution on the liquidation of the Company by the shareholders in general meeting, all functions and powers of the board of directors shall cease.

The liquidation committee shall take instructions from the shareholders in general meeting, and not less than once each year make a report to the shareholders in general meeting of the committee’s receipts and payments, the business of the Company and the progress of liquidation. It shall make a final report to the shareholders in general meeting on completion of the liquidation.

Article 179

A liquidation committee shall notify creditors within a period of ten (10) days from the date of its establishment and make at least 3 newspaper announcements of the liquidation within sixty (60) days of that date. Within thirty (30) days following the date of service of the written notification, or within ninety (90) days following the public announcement if the written notification is not personally received, creditors shall declare their claims to the liquidation committee. When making declaration of their rights, creditors shall specify the items to which their rights relate and produce evidence to this effect. Claims shall be registered by the liquidation committee.

Article 180

A liquidation committee shall exercise the following functions and powers during the course of the liquidation:

(1)	to sort out the property of the Company and to prepare balance sheets and lists of property;

(2)	to notify creditors by notice or public announcement;

(3)	to dispose of and liquidate any relevant unfinished business of the Company;

(4)	to pay all outstanding taxes;

(5)	to sort out all claims and debts;

(6)	to dispose of the Company’s residual property after full payment of its debts; and

(7)	to take part in civil litigation on behalf of the Company.

Article 181

After a liquidation committee has sorted out the Company’s property and prepared balance sheets and lists of property, it shall formulate a liquidation plan to be submitted for confirmation by the shareholders in general meeting or the relevant regulatory authority.

Payment of debts out of the Company’s property shall be made in the order of priority prescribed by applicable laws and regulations or, where no such laws exist, as the liquidation committee considers fair and proper.

The remaining property of the Company after payment has been made under the previous provision shall be distributed to its shareholders according to the class and proportion of their shareholding.

The Company shall not undertake any new business activities in the course of its liquidation.

Article 182

If a Company is liquidated by reason of dissolution and the liquidation committee finds, having sorted out the Company’s property and prepared balance sheets and lists of property, that the Company’s property is insufficient to pay its debts in full, it shall immediately apply to the People’s Court for a declaration of bankruptcy.

After the People’s Court has made a declaration of bankruptcy in respect of the Company, the Company’s liquidation committee shall turn over the affairs of the liquidation to the People’s Court.

Article 183

Following the completion of liquidation of the Company, the liquidation committee shall formulate a liquidation report, as well as a revenue and expenditure statement and financial books in respect of the liquidation period which, after they have been certified by a Chinese registered accountant, shall be submitted to the shareholders in general meeting or the relevant regulatory authority for confirmation.

A liquidation committee shall, within thirty (30) days of the date of confirmation by the shareholders in general meeting or the relevant regulatory authority, submit the above documents to the relevant Company registration authority, apply to cancel the Company’s registration and publicly announce the termination of the Company.

Chapter 22: Procedures for Amending the Articles

Article 184

The Company may amend the Articles according to laws, administrative regulations and the requirements of the Articles.

Article 185

Amendments made to the Articles concerning matters prescribed by the Mandatory Provisions shall take effect upon approval by the examination and approval authority appointed by the State Council and the State Council Securities Commission. Where the amendments relate to registered particulars of the Company, those particulars shall be amended according to law.

Chapter 23: Resolution of Disputes

Article 186

(1)	Whenever any disputes or claims arise from the Articles, the Company Law and the Special Regulations and any other relevant laws and administrative regulations concerning the affairs of the Company: (a) between a holder of overseas listed foreign invested shares and the Company, (b) between a holder of overseas listed foreign invested shares and a director, supervisor, general manager, deputy general manager or other senior officer of the Company; or (c) between a holder of overseas listed foreign invested shares and a holder of domestic invested shares, the parties concerned shall refer the disputes or claims to arbitration.

Where a dispute or claim falling within the scope stated above is referred to arbitration, the entire dispute or claim shall be referred to arbitration and all persons (being shareholders, directors, supervisors, general manager or other senior officers of the Company) who have a cause of action based on the same facts giving rise to the dispute or claim or whose participation is necessary for the resolution of such dispute or claim shall submit to arbitration.

Notwithstanding the foregoing, disputes regarding the definition of shareholders and the register of shareholders need not be resolved by way of arbitration.

(2)	Disputes or claims referred to arbitration may be heard, at the option of the claimant, at either the China International Economic and Trade Arbitration Commission in accordance with its rules or the Hong Kong International Arbitration Centre in accordance with its Securities Arbitration Rules. Once the claimant refers a dispute or claim to arbitration, the other party must submit to the arbitral body chosen by the claimant.

If the claimant choses to refer the dispute or claim to arbitration at the Hong Kong International Arbitration Centre, either party may apply for such hearing to be conducted in Shenzhen under the Securities Arbitration Rules of the Hong Kong International Arbitration Centre.

(3)	Unless otherwise provided in laws and administrative regulations, PRC law shall apply in the resolution of any dispute or claim by arbitration referred to in paragraph (1) of this Article.

(4)	Awards made by an arbitral body shall be final and binding on all parties.

Chapter 24: Miscellaneous

Article 187

Unless otherwise provided, any notice or report required or permitted to be given or delivered by the Company by public advertisement must be published in at least one newspaper with national circulation approved by the State Council securities regulatory authorities, and must be published, as far as practicable, on the same day in the Chinese and English languages respectively in a major Chinese and a major English newspaper in Hong Kong.

Article 188

In these Articles, the term “accounting firm” has the same meaning as the term “auditor”.

Article 189

The Articles are written in Chinese and English. Both language versions are valid, but in the case of discrepancy, the Chinese version shall prevail.